Exhibit 99.1

IMMEDIATE RELEASE

                         WALSH INTERNATIONAL INC. ADOPTS
                             STOCKHOLDER RIGHTS PLAN

              NEWTOWN, PENNSYLVANIA, OCTOBER 14, 1997 - WALSH INTERNATIONAL INC. (NASDAQ: WSHI) announced today that its Board of Directors has adopted a stockholder rights plan. The plan is designed to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive takeover tactics to gain control of Walsh International Inc.
without paying all stockholders a fair price.

               Michael A. Hauck, Chief Executive Officer of Walsh International stated: "The adoption of stockholder rights plans has become a common practice among United States corporations. It enables a board of directors to better represent the stockholders in a manner that will permit them to realize the long-term value of their investment in the Company. The Walsh International rights plan will not and is not intended to prevent a takeover of the Company on terms that are fair to, and are in the best interest of, all stockholders, but it should encourage any person seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. The rights plan was not adopted in response to any specific takeover proposal."

               Under the Walsh International rights plan, the Company has declared a dividend of one right ("Right") on each share of Common Stock of the Company. Each Right will entitle the holder to purchase one one-hundredth of a share of new Series B Junior Participating Preferred Stock, par value $1.00 per share, of the Company ("Preferred Shares") at an exercise price of $55.00. The Rights are not currently exercisable and will become exercisable only if a person or group which was not the beneficial owner of 15 percent or more of Walsh International's Common Stock as of September 22, 1997, acquires beneficial ownership of 15 percent or more of the outstanding Common Stock or announces a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15 percent or more of the outstanding Common Stock. The Rights are subject to redemption by the Company for $.001 per Right at any time prior to the tenth day after the first public announcement of the acquisition by a new person or group of beneficial ownership of 15 percent or more of the Company's Common Stock. In addition, the Board of Directors is authorized to amend the Rights plan at any time prior to such time as the Rights become exercisable.

               If a person or group acquires beneficial ownership of 15 percent or more of the Company's Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's exercise price, a number of Walsh International's Shares of Common Stock having a market value of twice such price. In addition, if Walsh International is acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 15 percent or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's exercise price, a number of the acquiring company's shares of common stock having a market value of twice such price. Following the acquisition by a new person or group of beneficial ownership of 15 percent or more of the Company's Common Stock and prior to an acquisition of beneficial ownership of 50 percent or more of the Company's Common Stock, the Board of Directors may exchange the rights (other than Rights owned by such person or group, which will have become null and void and nontransferable), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a Preferred Share) per Right.

               The Rights distribution will be made to stockholders of record at the close of business on October 27, 1997. The Rights will expire in ten years.


                           --------------------------


               WALSH INTERNATIONAL INC. IS A MARKET LEADER IN PROVIDING COMPREHENSIVE SALES AND MARKETING INFORMATION SYSTEMS TO ASSIST PHARMACEUTICAL AND OTHER HEALTHCARE COMPANIES IN THE MORE EFFICIENT MANAGEMENT OF THEIR SALES ORGANIZATIONS. WALSH'S SERVICES INCLUDE ELECTRONIC TERRITORY MANAGEMENT SYSTEMS, SALES MANAGEMENT INFORMATION SOLUTIONS AND DATA SERVICES. WALSH'S COMPETITIVE ADVANTAGE LIES IN ITS PROPRIETARY TECHNOLOGY, WHICH ENABLES THE COMPANY'S SERVICES TO BE TAILORED TO MEET CLIENT-SPECIFIC REQUIREMENTS WITHOUT THE NEED TO WRITE ANY CUSTOMIZED SOURCE CODE.

CONTACTS           MICHAEL HAUCK/MARTYN WILLIAMS        WALSH INTERNATIONAL INC.
                   TEL. 215-860-4949

                   LESLIE CREUTZFELDT WOLF              THE ANNE MCBRIDE CO.
                   TEL. 212-983-1702

                                      ENDS